UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 15, 2012

EXACT SCIENCES CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	000-32179	02-0478229
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

441 Charmany Drive

Madison, WI 53719

(Address of Principal Executive Offices)(Zip Code)

Registrant’s telephone number, including area code:  (608) 284-5700

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

1.01.                     Entry Into a Material Definitive Agreement.

On May 15, 2012 (the “Effective Date”), Exact Sciences Corporation (the “Company”) entered into amendment no. 4 (the “Amendment”) to its Research License Agreement (the “Agreement”) dated June 12, 2009 with the Mayo Foundation for Medical Education and Research (“Mayo”).  Pursuant to the Amendment, the Company’s exclusive license from Mayo was expanded to include all gastrointestinal cancers and diseases, and new cancer screening applications of stool- and blood-based testing.

Under the Amendment, the Company is required to make certain up-front and milestone payments to Mayo, as well as to continue to provide funding for the collaborative work done in Dr. David Ahlquist’s lab.  The Amendment requires the Company to issue Mayo 97,466 shares of restricted stock that will vest in four equal installments with the first installment vesting on the Effective Date and the remaining installments vesting annually thereafter. In addition, the Company is required to issue Mayo shares of common stock with a value of $200,000 upon commercial launch of the second and third products licensed under the Agreement and to make certain cash payments to Mayo based upon the sales of products licensed under the Agreement meeting certain sales thresholds.

3.02        Unregistered Sales of Equity Securities.

On May 15, 2012, pursuant to the Amendment, the Company issued to Mayo 97,466 shares of restricted stock.  The Company issued the shares to Mayo without registration under the Securities Act of 1933, as amended, or state securities laws, in reliance on the exemptions provided by Section 4(2) of the Act and/or Regulation D promulgated thereunder and in reliance on similar exemptions under applicable state laws.  Additional information regarding these shares is included under Item 1.01 of this Report on Form 8-K and is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EXACT SCIENCES CORPORATION

Date: May 17, 2012	By:	/s/ Maneesh Arora
Maneesh Arora
Chief Operating Officer